Exhibit 15.1

Board of Directors and Stockholders

Texas Industries, Inc.

We are aware of the incorporation by reference in the Registration Statement (Form S-4) of Martin Marietta Materials, Inc. for the registration of its common stock and related Joint Proxy Statement/Prospectus of Martin Marietta Materials, Inc. and Texas Industries, Inc. of our reports dated October 4, 2013, January 9, 2014, and April 4, 2014 relating to the unaudited condensed consolidated interim financial statements of Texas Industries, Inc. that are included in its Forms 10-Q for the quarters ended August 31, 2013, November 30, 2013, and February 28, 2014.

/s/ Ernst & Young LLP

Dallas, Texas

May 21, 2014